 Anadarko Announces Lucius Appraisal Well Encounters More than 600 Net Feet of Pay

Confirms Major Oil Discovery in the Gulf of Mexico

HOUSTON, Jan. 27, 2010 – Anadarko Petroleum Corporation (NYSE: APC) today announced the Lucius sidetrack appraisal well, located in Keathley Canyon block 875 in the deepwater Gulf of Mexico, encountered almost 600 net feet of high-quality oil pay with additional gas-condensate pay in thick subsalt Pliocene and Miocene sands.
“The successful Lucius appraisal well confirms this is a major discovery with substantial resource potential,” said Bob Daniels, Anadarko Sr. Vice President, Worldwide Exploration. “We were very encouraged by what we saw in the discovery well, and the results from this appraisal further heighten our enthusiasm. The reservoirs are characterized by excellent porosity and permeability and contain high-quality oil. We anticipate additional appraisal activity in 2010 as we continue to evaluate development options for this very large accumulation.”
The Lucius appraisal well was drilled as an up-dip sidetrack, approximately 3,200 feet due south of the discovery well. It was drilled to a total depth of approximately 20,600 feet in approximately 7,100 feet of water. The Lucius discovery well, announced last month, was drilled to a total depth of about 20,000 feet and encountered more than 200 net feet of pay.
Anadarko operates the Lucius well with a 50-percent working interest. Co-owners in the discovery include Plains Exploration & Production Company (NYSE: PXP) with a 33.33-percent working interest and Mariner Energy, Inc. (NYSE: ME) with 16.67-percent working interest.
Once operations are complete at the Lucius appraisal well, Anadarko plans to move the rig to drill an appraisal of Anadarko’s subsalt Miocene Heidelberg discovery in the Green Canyon area of the Gulf of Mexico, which was announced in early 2009. Anadarko operates Heidelberg with a 44.25-percent working interest.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2008, the company had approximately 2.3 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully drill, complete, test and produce the wells identified in this news release.  See “Risk Factors” in the company’s 2008 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Matt Carmichael, matt.carmichael@anadarko.com, 832.636.2845

Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434
Dean Hennings, dean.hennings@anadarko.com, 832.636.2462